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                                                                     EXHIBIT 4.2


                                THIRD AMENDMENT
                                      TO
                               RIGHTS AGREEMENT


     This THIRD AMENDMENT TO THE RIGHTS AGREEMENT dated July 8, 1996, between Dataware Technologies, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent, as amended to date (the "Agreement"), is dated as of August 31, 2000. Capitalized terms used and not defined herein have the same respective meanings as in the Agreement. Except as set forth herein, the Agreement shall remain in force without change.

     WHEREAS, on August 25, 2000, the Board of Directors of the Company authorized the issuance and sale of shares of the Company's Series C Convertible Preferred Stock (the "Series C Shares") and approved this Third Amendment to the Agreement as an inducement to such issuance and sale;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Amendment. Pursuant to Section 27 of the Agreement, the Agreement is hereby amended by deleting subsection 1(a) thereof in its entirety and substituting therefor the following new subsection 1(a):

"(a) 'Acquiring Person' at any time shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, the term "Acquiring Person" shall not include the Company, any Company Affiliate or any "Purchaser," as such term is defined in the Convertible Preferred Stock Purchase Agreement of even date herewith by and among the Company and the Purchasers party thereto (the "Purchase Agreement"), as long as such Purchaser continues to be in compliance with Section 3.14 ("Shareholder Rights Plan") of the Purchase Agreement."

     Section 2. Effect of Amendment. Except as expressly amended hereby, the Rights Plan shall continue in full force and effect. All references in the Agreement, any Rights Certificate or any related agreement, instrument or document shall hereafter refer to the Agreement as amended hereby.

     Section 3. Counterparts. This Third Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

[CORPORATE SEAL]                   DATAWARE TECHNOLOGIES, INC.



                                   By: /s/ Michael Gonnerman

                                   Michael S. Gonnerman, Vice President
                                   and Chief Financial Officer


[CORPORATE SEAL]                   AMERICAN STOCK TRANSFER AND TRUST
                                   COMPANY



                                   By: /s/ Herbert J. Lemmer

                                   Name: Herbert J. Lemmer
                                   Title: Vice President

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